UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 9, 2015

Date of Report (Date of earliest event reported)

BOVIE MEDICAL CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	012183	11-2644611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Manhattanville Road, Suite 106
Purchase, New York 10577

(Address of principal executive offices) (Zip Code)

(914) 468-4009

Registrant's telephone number, including area code

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Peter L. Donato, Chief Financial Officer and Secretary of Bovie Medical Corporation (the “Company”), notified the Company on June 9, 2015, that he intends to resign from his service as Chief Financial Officer, Executive Vice President, Treasurer and Secretary of the Company on or about June 25, 2015.

On June 15, 2015, the Board of Directors of the Company (the “Board”) appointed Jay Ewers, currently the Controller of the Company, as the Interim Chief Financial Officer, Treasurer and Secretary of the Company effective upon Mr. Donato’s resignation.

Mr. Ewers, age 54, has more than 30 years of senior experience and has held financial executive positions in corporations ranging from early stage to high profile public companies with global operations in the medical equipment, manufacturing and semiconductor industries. From June 2014 to the present, he has served as Corporate Controller of the Company. Prior to that, from January 2004 until June 2014, he was the principle and founder of Ewers Group providing compliance and internal audit services to Fortune 1000 companies.  He has extensive experience with Sarbanes Oxley, inventory management, Oracle modules and financial planning & analysis. Mr. Ewers is a certified public accountant, internal auditor, and holds a BS in Accounting.

The compensation that Mr. Ewers will receive in his role as Interim Chief Financial Officer, Treasurer and Secretary has not yet been determined by the Compensation Committee of the Board (the “Committee”), and an amendment to this Current Report on Form 8-K will be filed at a later date to disclose such compensation when a determination has been made. There are no arrangements or understandings between Mr. Ewers and any other person pursuant to which he was selected as an officer. Mr. Ewers does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Ewers has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit No.	Description

99.1	Press release dated June 15, 2015.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOVIE MEDICAL CORPORATION

Date: June 15, 2015	By:	/s/ Robert Gershon
Robert Gershon
Chief Executive Officer